Exhibit (i)(1)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

December 22, 2014

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, Delaware 19809

Re:                             Shares Registered by Post-Effective Amendment No. 174 to
Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 174 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended.  The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Money Market, Bogle Investment Management Small Cap Growth, Schneider Small Cap Value, Schneider Value, Boston Partners Long/Short Equity, Boston Partners All-Cap Value, Boston Partners Small Cap Value II, Boston Partners Long/Short Research, WPG Partners Small/Micro Cap Value, Boston Partners Global Equity, Boston Partners Global Long/Short Fund, S1, Free Market Fixed Income, Free Market International Equity, Free Market U.S. Equity, Summit Global Investments U.S. Low Volatility Equity, Matson Money U.S. Equity VI, Matson Money International Equity VI, Matson Money Fixed Income VI, Dynamic U.S. Growth, Abbey Capital Futures Strategy and Altair Smaller Companies Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES

Money Market	L I	1500 million 1500 million

Bogle Investment Management Small Cap Growth	NNN OOO	100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES

Schneider Small Cap Value	YY	100 million

Schneider Value	PPP	100 million

Boston Partners Long/Short Equity	III JJJ	100 million 100 million

Boston Partners All-Cap Value	VV WW	100 million 100 million

Boston Partners Small Cap Value II	DDD EEE	100 million 100 million

Boston Partners Long/Short Research Fund	AAAAA BBBBB	100 million 500 million

WPG Partners Small/Micro Cap Value	UUU	50 million

Boston Partners Global Equity	CCCCC DDDDD	100 million 100 million

Boston Partners Global Long/Short Fund	JJJJJ KKKKK	100 million 100 million

S1	YYYY ZZZZ	100 million 100 million

Free Market Fixed Income	DDDD	300 million

Free Market International Equity	CCCC	300 million

Free Market U.S. Equity	BBBB	300 million

Summit Global Investments U.S. Low Volatility Equity	GGGGG HHHHH IIIII	100 million 100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES

Matson Money U.S. Equity VI	LLLLL	100 million

Matson Money International Equity VI	MMMMM	100 million

Matson Money Fixed Income VI	NNNNN	100 million

Dynamic U.S. Growth	OOOOO PPPPP QQQQQ	100 million 100 million 100 million

Abbey Capital Futures Strategy	RRRRR SSSSS TTTTT	100 million 100 million 100 million

Altair Smaller Companies	UUUUU	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate.  This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP